EXHIBIT 99.1
Source: MobilePro Corp.

MobilePro Corp. Issues Letter to Shareholders
Thursday September 30, 9:13 am ET

BETHESDA, Md., Sept. 30 /PRNewswire-FirstCall/ -- MobilePro Corp. (OTC Bulletin Board: MOBL - News) President and CEO Jay Wright issued the following Letter to Shareholders:

Dear Shareholders:

I last wrote to you in June because many of you had e-mailed the company with questions regarding the company's strategy, acquisitions, financing and stock price. With all of the activities we have had since June, I would like to take this opportunity to update you on several key items and discuss some new issues which have arisen.

Strategy and Acquisitions

Technology Division

We recently filed for a patent on a chip technology which is applicable to cellular phones, PDAs and other mobile devices. This represents our second patent application this year (the other being for our ZigBee chip that we filed in April), and has, we believe, significant potential. There were more than 500 million cell phones and hand held devices sold worldwide last year with billions of dollars expended. If we can convert our idea into a working solution that improves the clarity of cell phone conversations, we believe that we may be able to garner a significant slice of that market.

Our ZigBee chip development is on track. Kurt Gordon, our CFO, and I will be traveling to South Korea in late October to visit ICU and check up on our progress and meet some of the engineers working on our project. We also hope to meet with a number of Korea's large companies about potential joint development and/or licensing arrangements for our cell phone technology.

Finally, we are in discussions with a 25-year veteran of the chip and wireless technology arena to join Neoreach as President. I will keep you posted on how those discussions go.

In short, I am very pleased and excited about the progress in our technology division this year. We have turned around an unfocused, expensive division into a lean, productive team with great upside potential. We continue to look at the best way to monetize this division, including potential spin-off or other transaction, but the good news is that we believe the intrinsic value is growing quickly.

Telecommunications Division

In December 2003, MobilePro had $0 of revenue. In June, Nationwide Internet and its three subsidiaries were generating approximately $5.3 million in annualized revenue and an expected $1.2 million in Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).

Today, I can report good news. We now have closed deals that we expect to contribute $26 million in revenue over the next twelve months and over $4 million in EBITDA. That makes us cash flow positive from operations (ignoring acquisition costs). Additionally, our September results are looking very positive.

We also have other signed deals that would contribute over $100 million in annualized revenue and $16+ million in annualized EBITDA. Thus, if we were to close all the signed transactions, we would have anticipated calendar 2005 revenue of over $125 million and EBITDA of over $20 million. Please note that due to lags in SEC filings, these acquisitions, if completed, may not be reflected fully in our financial statements for many months to come. I expect to give updated earnings per share guidance for calendar 2005 when we release our calendar 2004 third quarter results in November.

Our pipeline for potential future telecommunications acquisitions remains strong as well. We are looking today at acquisitions with expected annualized revenue of approximately $65 million and pro forma EBITDA of approximately $12 million. This could move us to around $200 million in revenue, if all deals were completed.

Financing

Many of you have continued to ask about how we are financing our acquisitions. Here's what I can tell you.

My philosophy has been to build MobilePro on a firm foundation of equity and then to layer in a reasonable, but not burdensome, amount of debt on top of the equity. The goal has been to strive to avoid excessive share issuance, but also avoid being overly leveraged and thus risk financial distress.

Of our first 12 closed transactions, 11 of them we financed with our SEDA from Cornell Capital. As I mentioned in my June letter, the SEDA gives us access to capital when we want it and in quantities that we want. It has been an effective tool for us. The cash portion of our World Trade Network acquisition was financed with non-convertible debt. This saved us over 6 million shares versus the SEDA.

Going forward, we are looking to use debt to finance both the CloseCall and Davel transactions, our two largest acquisitions. That would minimize share issuance and thus, we believe, generate the maximum potential return to you, our shareholders. Both CloseCall and Davel are projected to be nicely cash flow positive and thus should be able to service the debt for those transactions.

Stock Price

Those of you who have written to me previously know that I am more concerned about building the intrinsic value per share of our company than in the minute-to-minute fluctuations in our stock price. Nevertheless, the recent decline in our stock price is a cause for some concern. Here's what I am doing to work to reverse the recent trend.

First, we are in discussions with several highly respected investment banks about sponsorship. This would involve access to bigger pools of capital, potential research coverage and other benefits. In turn, this could translate into greater institutional interest in MOBL stock. I have already had some meetings over the past two months with investors, including institutions, with some success. But as our market capitalization increases, the importance of having large, deep-pocketed investors who can commit to buy millions of shares of MOBL at a time becomes more and more important. I am confident that we will solidify a banking relationship in the fourth quarter which will bring significant firepower to bear on the MOBL story.

Second, we are looking at the possibility of a listing on a U.S. exchange. Currently, we are subject to the SEC's "penny stock rules" because we are on the Bulletin Board and our stock price is less than $5.00 per share. That means that stockbrokers cannot legally "solicit" their clients to buy MOBL. If we were listed, even with a 20 cent stock, brokers could "solicit" MobilePro buys from their customers. Also, many institutions are limited to buying listed stocks -- a key advantage of getting listed.

The primary reason why we have resisted getting listed previously is due to the large reverse split we would have been required to do -- something I have been adamant about not doing. The good news is that we are looking at a possible means of getting listed without having to do a reverse stock split, given the recent increase in our book equity and market capitalization. We will evaluate this strategy over the next few weeks and make a decision. But the goal is to increase the universe of potential buyers of our stock without causing any adverse consequences.

Third, and most importantly, I will continue to focus on building the intrinsic value per share of our stock. Over time, the only way, as Peter Lynch and Warren Buffett would tell you, to build a company's stock price is to build the intrinsic value of a company. We continue to focus on strengthening our earnings per share, revenue per share, book value per share, management talent, technology and strategic positioning in the industry. That should translate into greater shareholder value.

I believe that MobilePro has the potential to become a significant player in the telecom arena. I also believe that the stock market will, over time, reflect that potential. To increase my participation in that upside, I am entering into a 10b5-1 buying program pursuant to which I plan to use some of my personal resources to make periodic open market purchases of MOBL stock over the next 12 months based on a formula. This will further align my interests with those of you who are long term investors.

In closing, I would like to again personally thank each and every shareholder for their support. Stock prices do not go up every day, but the strategies we are pursuing, I am confident, will cause our intrinsic value per share to continue to climb. That will, I strongly believe, translate into positive shareholder value over time. I am proud to be your CEO and look forward to continue building MobilePro into a large, profitable company.

Very sincerely yours,

Jay O. Wright
President and Chief Executive Officer
MobilePro Corp.

About MobilePro Corp.
MobilePro Corp. is a wireless technology and broadband telecommunications company based in Bethesda, MD, with operations in Hurst, Houston, Dallas and Beaumont, TX; Coshocton, OH; Kansas City, KS; Janesville, WI; Detroit, MI; Shreveport, LA and Tucson, AZ. The company is focused on creating shareholder value by developing innovative wireless technologies, acquiring and growing profitable broadband telecommunications companies and forging strategic alliances with well-positioned companies in complementary product lines and industries.

An investment profile about MobilePro Corp. may be found online at http://www.hawkassociates.com/mobilepro/profile.htm .

For more information, contact MobilePro CEO, Jay Wright at (301) 315-9040. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, email: info@hawkassociates.com. Detailed information about MobilePro can be found on the website www.mobileprocorp.com. An online investor kit including copies of MobilePro press releases, current price quotes, stock charts and other valuable information for inve stors may be found on the websites http://www.hawkassociates.com and http://www.hawkmicrocaps.com .

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward- looking statements including MobilePro's ability to obtain future financing on favorable terms, changes in the wireless and telecommunications industries that compel it to alter its present business strategy, MobilePro's ability to attract management capable of implementing its existing or future business strategy and the risk factors set forth in MobilePro's SB-2 registration st atement. Results actually achieved may differ materially from expected results included in these statements as a result of these factors or others.

Source: MobilePro Corp.